EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for First Quarter of Fiscal Year 2009

((January 12, 2009) - DULUTH, Georgia - Wegener Corporation, (Nasdaq:  WGNR) a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the first quarter of fiscal year 2009, ended November 28, 2008.

Revenues for the first quarter of fiscal 2009 were $2.3 million compared to $5.0 million for the same period in fiscal 2008.  Net loss for the three months ended November 28, 2008, was $(1,193,000) or $(0.09) per share compared to a net loss of $(51,000) or less than $(0.01) per share for the three months ended November 30, 2007.

Wegener Corporation’s eighteen-month backlog was $8.1 million at November 28, 2008, compared to $9.9 million at November 30, 2007. The total multi-year backlog at November 28, 2008, was approximately $12.5 million compared to $16.5 million at November 30, 2007. Bookings for the first quarter of fiscal 2009 were $1.3 million compared to $3.6 million for the same period in fiscal 2007.

“As we previously indicated, revenue in the first quarter was down significantly from prior quarters,” stated Robert Placek, Chairman and CEO of Wegener Corporation.  “This was due to a declining business environment and the ongoing cyclical nature of our large-project business.  The second quarter continues to look much more favorable than the first, as we have a strong beginning backlog and we continue to build on that with shippable bookings.”

He continued, “We have already begun some additional cost cutting measures in the second quarter to reduce the impact of the distressed economic environment on Wegener Corporation’s profitability and we will continue to monitor the situation to determine what further actions are necessary as the quarter and the year progress.”

“During the first quarter we released the latest in our product line for The Nielsen Company, the SpoTTrac Digital encoder,” stated Ned L. Mountain, President and COO of WEGENER.  “SpoTTrac Digital allows advertisers to watermark their television ads with Nielsen codes during the creation process, ensuring that the ads are properly counted by Nielsen when they are run.  The new SpoTTrac Digital now supports high definition video, as well as standard definition.  Through our multiyear partnership with The Nielsen Company, we have jointly developed and deployed multiple products, and we look forward to continuing the mutually beneficial relationship in the years to come.”

Wegener Corporation will host a conference call to discuss its financial results at 4:30 PM Eastern Standard Time on Monday, January 12, 2009. To join the conference call, dial 1-800-299-7635 or 1-617-786-2901 and enter participant code 96678860.  Wegener Corporation intends to discuss financial and other operational information on this conference call. In addition, this call is being webcast by Thomson/CCBN and can be accessed from the Company’s website at www.wegener.com.  It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER® (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. Compel®, WEGENER's patented network control system, provides networks with unparalleled ability to regionalize programming and commercials.  Compel® network control capability is integrated into WEGENER® digital satellite receivers. WEGENER® can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

WEGENER, COMPEL, COMPEL CONTROL, iPUMP, MEDIAPLAN, UNITY, ASSURED FILE DELIVERY, PANDA, PROSWITCH, VIDATA, the stylized W-design logo (for WEGENER®), the stylized C-design logo (for Compel®) and the stylized PANDA design logo are all registered trademarks of WEGENER®.  All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby.  Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding  future sales, income and cash flows.  Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to:  customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2009 and beyond, and success of the Company’s research and development efforts aimed at developing new products.  Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.  Forward-looking statements speak only as of the date the statement was made.  The Company does not undertake any obligation to update any forward-looking statements.

INVESTOR RELATIONS CONTACT:	PRESS CONTACT:
Troy Woodbury – Investor Relations	Robin Hoffman
WEGENER	Pipeline Communications (973) 746-6970
(770) 814-4000	e-mail: robinh@pipecomm.com
FAX (770) 623-9648
info@wegener.com

WEGENER CORPORATION AND SUBSIDIARIES
Summarized Operations Data
(in $000's except per share amounts)
(Unaudited)

	Three Months Ended
	November 28, 2008	November 30, 2007

Revenues, net	$2,323		$5,026

Net loss	$(1,193)		$(51)

Net loss per share
Basic	$(0.09)	$	*
Diluted	$(0.09)	$	*

Shares used in per share calculation
Basic	12,647		12,647
Diluted	12,647		12,647

* less than $(0.01) per share

WEGENER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in $000's except share data)

	November 28,	August 29,
	2008	2008
	(Unaudited)
Assets

Current assets
Cash	$10	$8
Accounts receivable, net	1,906	2,963
Inventories, net	6,397	6,295
Other	212	212

Total current assets	8,525	9,478

Property and equipment, net	1,618	1,709
Capitalized software costs, net	1,221	1,218
Other assets	420	454
Land held for sale	354	354

Total assets	$12,138	$13,213

Liabilities and Shareholders' Equity

Current liabilities
Bank line of credit	$3,314	$1,883
Accounts payable	1,296	1,971
Accrued expenses	1,539	1,872
Deferred revenue	545	772
Customer deposits	1,849	1,928

Total current liabilities	8,543	8,426

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares authorized; 12,647,051 shares issued and outstanding	127	127
Additional paid-in capital	20,007	20,007
Deficit	(16,539)	(15,347)

Total shareholders’ equity	3,595	4,787

Total liabilities and shareholders' equity	$12,138	$13,213